Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Global Net Lease, Inc. of our reports dated February 29, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision to previously issued financial statements described in Note 2 to the consolidated financial statements, as to which the date is September 16, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Global Net Lease, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of American Realty Capital Global Trust II, Inc. of our reports dated March 22, 2016, except with respect to our opinion on the consolidated financial statements insofar as it related the revision to previously issued financial statements described in Note 2 to the consolidated financial statements, as to which the date is September 16, 2016 relating to the financial statements and financial statement schedule , which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
October 21, 2016